SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 8, 2007
LADENBURG THALMANN FINANCIAL SERVICES INC.

(Exact Name of Registrant as Specified in Charter)

Florida	1-15799	65-0701248

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Biscayne Boulevard, 12th Floor, Miami, Florida	33137

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 409-2000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 8, 2007, the Compensation Committee of the Board of Directors of Ladenburg Thalmann Financial Services Inc. (the “Company”) revised the Company’s compensation program for non-employee directors, which will become effective following the Company’s 2007 Annual Meeting of Stockholders. The new program provides as follows:
•	Each non-employee director shall receive an annual fee of $20,000;

•	Each member of the audit committee, compensation committee and nominating committee shall receive an additional annual fee of $10,000, $5,000 and $5,000, respectively, and the Chairman of the executive committee (if he is not an employee) shall receive an additional annual fee of $100,000;

•	Each non-employee director shall receive a fee of $1,000 and $500 for each Board and committee meeting, respectively, such director participates in; and

•	Each non-employee director shall receive an annual grant of a ten-year option under the Company’s Amended and Restated 1999 Performance Equity Plan to purchase 20,000 shares of the Company’s common stock at fair market value on the date of election or re-election.
All directors are reimbursed for their costs incurred in attending meetings of the Board of Directors or of the committees on which they serve. All cash compensation is paid quarterly.
     On May 9, 2007, the Audit Committee of the Company’s Board of Directors approved the Company paying the $125,000 filing fee payable to the Federal Trade Commission in connection with filings to be made by the Company and Dr. Phillip Frost, the Company’s Chairman of the Board and principal shareholder, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). The filings would permit Dr. Frost and his affiliates to acquire additional voting securities of the Company upon expiration of the HSR waiting period.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 10, 2007

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Diane Chillemi
	Name:	Diane Chillemi
	Title:	Vice President and Chief Financial Officer

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